Exhibit 99.1

COMARCO NAMES SAM INMAN AS PRESIDENT & CEO

AND WINSTON HICKMAN AS CFO

LAKE FOREST, CA, July 15, 2008 – Comarco, Inc. (NASDAQ: CMRO) announced today that its Board of Directors has named Samuel M. Inman III, 57, its President and Chief Executive Officer and Winston E. Hickman, 65, its Vice President and Chief Financial Officer, Treasurer. Both Mr. Inman and Mr. Hickman had previously been appointed to their respective positions on an interim basis in March of 2008.

“Sam and Winston have done an excellent job in moving the Company forward in our efforts to unlock value from Comarco’s businesses and maximizing the opportunity in our ChargeSource® business,” said Jeffrey R. Hultman, Lead Director of the Comarco Board. “We believe these appointments are in the best interests of the Company and will be positively received by our shareholders, employees and customers.”

Forward-Looking Information

This news release includes “forward-looking statements” that are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” “should” and similar expressions that are intended to identify forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by these forward-looking statements, including, among others, the impact of perceived or actual weakening of economic conditions on customers’ and prospective customers’ spending on Comarco products and services; quarterly fluctuations in revenue or other operating results; failure to meet financial expectations of analysts and investors, including failure from significant reductions in demand from earlier anticipated levels; potential difficulties in the assimilation of operations, strategies, technologies, personnel and products of acquired companies and technologies; risks related to market acceptance of Comarco products and the Company’s ability to meet contractual and technical commitments with its customers; activities by the Company and others regarding protection of intellectual property; and competitors’ release of competitive products and other actions. Further information on potential factors that could affect the Company’s financial results are included in risks detailed from time to time in the Company’s Securities and Exchange Commission filings, including without limitation the annual report on Form 10-K for the year ended January 31, 2008.

The Company believes that the expectations reflected in these forward-looking statements are reasonable, however, future results, levels of activity, performance, or achievements cannot be guaranteed. Moreover, the Company assumes no responsibility for the accuracy and completeness of the forward-looking statements. In addition, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

About Comarco

Based in Lake Forest, Calif., Comarco is a leading provider of innovative mobile power solutions through its ChargeSource® line of multi-function universal mobile power products which can simultaneously power and charge multiple devices such as notebook computers, mobile phones, BlackBerry® smartphones, iPods®, and many other rechargeable mobile devices. Comarco is also a provider of wireless test solutions. More information about Comarco’s product lines can be found at www.comarco.com and www.chargesource.com.

Company Contacts: Winston Hickman Chief Financial Officer Comarco, Inc. (949) 599-7446 whickman@comarco.com	Investor Contacts: Douglas Sherk/Jenifer Kirtland EVC Group, Inc. (415) 896-6820 dsherk@evcgroup.com jkirtland@evcgroup.com